Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Mid Penn Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value	(1)	538,464 (2)	$28.30 (1)	$15,238,531.20 (1)	0.00015310	$2,333.02 (1)

Total Offering Amounts					$		$

Total Fee Offsets							$0

Net Fee Due							$2,333.02

(1) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the Registrant’s common stock as of April 28, 2025, as reported on the NASDAQ stock market.

(2) Consists of shares of common stock of the Registrant, par value $1.00 per share, issuable upon the exercise of options issued pursuant to the William Penn Bancorporation 2022 Equity Incentive Plan, which options were converted into options to acquire Registrant’s common stock pursuant to that certain Agreement and Plan of Merger, dated as of October 31, 2024, by and between the Registrant and William Penn Bancorporation. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of the Registrant’s common stock.